UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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Real Goods Solar, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 6, 2017, Real Goods Solar, Inc. (the “Company”) plans to send the attached form of letter to its shareholders.

November 6, 2017

Dear Shareholder:

As you may be aware, a shareholder, Iroquois Capital Management, has embarked on a disruptive and costly campaign against Real Goods Solar. Despite the distraction of Iroquois’ actions, RGS has been making progress. Since Iroquois filed its proxy:

➢	RGS stock has increased over 90%;
➢	RGS has reported growth in sales, revenue and margin; and
➢	RGS was awarded the exclusive license for the Powerhouse™ in-roof shingle, using technology developed by The Dow Chemical Company.

Despite these positive developments, we believe that it is necessary to set the record straight and are writing to you in response to the most recent public announcement by Iroquois, in which they refer to a letter they sent to us, the RGS board of directors. We have not received this letter they claim to have sent us, and they appear to have neither filed the letter with the SEC nor mailed it to shareholders. Nevertheless, we wanted to set the record straight on the many erroneous statements Iroquois has made.

When we look at Iroquois’ actions, it has become clear to us that they are not a credible, constructive shareholder capable of acting in an appropriate manner. We believe when you consider the following facts that you will agree:

➢	Iroquois has never attempted to speak directly with the management or the board; the letter mentioned in its press release would be the first communication of any kind directed towards the board.

When Iroquois filed a contested proxy statement on July 14, 2017 asking shareholders to vote against the company’s director nominees, it did so without first attempting to engage constructively with us. Why would any shareholder take such an aggressive action despite knowing that it could harm the company and its other shareholders?

➢	In its proxy statement, Iroquois alleged that the company did not provide it with sufficient time to nominate an alternative slate of directors, yet had never communicated any intent to nominate its own director nominees.

We have since announced that we will be setting a new record date for a rescheduled shareholders’ meeting. This has allowed Iroquois ample time to notify the company in writing, as required under the applicable rules, that it will nominate a slate of alternative directors for the December meeting. However, the deadline for making such nominations passed last week – and still no nomination notice from Iroquois. If Iroquois was genuinely interested in supplementing our already highly qualified directors with additional candidates that it believes would enhance shareholder value, why did Iroquois again miss the nomination deadline? We believe that the path chosen – again – by Iroquois, is one of costly disruption.

➢	Because Iroquois filed its proxy statement, our meeting is categorized as “non-routine,” and brokers are unable to vote without their clients’ authority. This has prevented the company from having sufficient votes for a quorum. Iroquois wrongly characterizes the lack of quorum as being a reflection of dissatisfaction by shareholders. However, the truth of the matter is that Iroquois’ own actions have led to this situation.

Ironically, Iroquois is alleging that shareholders are dissatisfied while having knowledge that the majority of votes that have been cast are in favor of the company’s slate of directors. Why is Iroquois continuing to suggest that shareholders are unhappy when the results to date suggest that the majority of shareholders that have voted are supporting the current board?

➢	During October, we received from Iroquois common stock warrant exercises for 263,000 shares, which we issued to Iroquois pursuant to the terms of the warrants. Typically, we have seen warrant holders selling their shares the same day of exercise.

If Iroquois has in fact sold these 263,000 shares immediately after exercising the warrants, is that consistent with the behavior of a long-term shareholder?

In summary, we believe that Iroquois’ tactics are at-odds with what we would expect of a constructive, engaged shareholder. In fact, we believe that Iroquois’ actions are hurting our relationships with some of our counterparties and have had a depressing effect on our stock price.

We are confident that we have the right board, the right management team, and the right strategy in place. We are making solid progress without (and in spite of) Iroquois. We understand that Iroquois’ recent press release may be concerning to shareholders and other valuable constituents such as vendors and employees, but we believe that removing a team that is making substantial progress at this critical juncture is not in shareholders’ best interests. We prefer not to respond in a public forum with Iroquois, as doing so may only lead to greater uncertainty among constituents and ultimately harm shareholder value. Instead, your board and management team will continue to execute on our strategic plan that is delivering results.

Thank you for your continued support.

RGS Board of Directors